Exhibit 99.1
FOR IMMEDIATE RELEASE
Western Liberty Bancorp Announces the Signing of a
Definitive Agreement to Acquire Service1st Bank of Nevada
Western Liberty to Appoint Gerald F. Hartley to Board of Directors
Las Vegas, Nevada, November 9, 2009 — Western Liberty Bancorp (NYSE AMEX: WLBC) (the “Company”) and Service1st Bank of Nevada (“Service1st”) today jointly announced that they have signed a definitive agreement for WLBC to acquire Service1st. Completion of the transaction is subject to customary conditions, including receipt of all required regulatory approvals. The purchase price will be conveyed in common stock and will be a function of tangible book value on the last day of the month preceding the closing date. Additionally, the existing equityholders of Service1st may be entitled to a payment of contingent merger consideration if at any time during the first two years following the closing date, the closing price per share of the Company’s common stock is greater than $12.75 for 30 consecutive trading days.
As previously announced on September 8, 2009, upon the successful consummation of the acquisition, William E. Martin, current Chief Executive Officer and Vice Chairman of Service1st, and John Gaynor, current President and Chief Operating Officer of Service1st, will remain in their respective management positions. Additionally, Mr. Martin is expected to become Chief Executive Officer of the Company and Mr. Gaynor is expected to become President of the Company. George Rosenbaum would serve as Chief Financial Officer of the Company, and Pat Ochal is expected to remain Chief Financial Officer of Service1st.
“I am very excited about the opportunity to join Western Liberty and to continue to build a strong community bank servicing the needs of Nevada businesses and residents,” commented William Martin, CEO and Vice Chairman of Service1st.
“The acquisition of Service1st is a model transaction for us,” noted Jason Ader, Chairman of Western Liberty Bancorp. “With the addition of the company’s strong management team and asset base, we plan to build a robust, highly scalable regional bank led by premier management with a track record of creating shareholder value.”
“The opportunity to enter into this transaction with Western Liberty will bring additional capital to Service1st, benefiting not only Service1st, but also the Nevada banking system as a whole,” commented former Nevada Governor, Kenny Guinn, Chairman of Service1st.
Also today, Western Liberty announced its intention to appoint Gerald F. Hartley, a seasoned executive with over 40 years of banking experience, to its Board of Directors. Following the acquisition of Service1st, WLBC’s Board of Directors would consist of former Governor Kenny Guinn, Jason Ader, Richard Coles, Michael Frankel, Robert Goldstein, Jerry Hartley, William Martin, Blake Sartini, and Terry Wright.

“We are thrilled that Jerry has agreed to join our Board,” said Jason Ader, current Chairman of WLBC. “He brings a wealth of banking and accounting knowledge as an advisor to our strong management team.”
“I am very pleased to join the Board of WLBC,” added Mr. Hartley. “The company is positioned to participate in the constantly evolving banking sector, particularly in Nevada and the Southwestern United States.”
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements inherently involve risks and uncertainties that are detailed in the Company’s prospectus and other filings with the Securities and Exchange Commission and, therefore, actual results could differ materially from those projected in the forward-looking statements. Forward looking statements include statements regarding the consummation of the acquisition of Service1st Bank, Western Liberty’s plans for the bank post-closing and the effect of the acquisition on Service1st and the Nevada banking system as a whole. The Company assumes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About Gerald F. Hartley
Gerald F. Hartley, CPA, has over 40 years experience in financial, accounting, and auditing responsibilities. Mr. Hartley is a Director of Midwest Banc Holdings, Inc. (NasdaqGM: MBHI), and has served as chairman of the audit committee since June 2003. He qualifies as a financial expert as defined by the Sarbanes-Oxley Act of 2002. He previously served as a director of Republic Bank of Chicago and Republic Bancorp Co. from August 2000 through May 2003. Before that he spent 35 years in the public accounting profession, primarily with Crowe, Horwath and Company, LLP, dealing with community-based banks and bank holding companies. Mr. Hartley served as a member of the AICPA Committee on Bank Accounting and Auditing and as a director of the Illinois CPA Society.
About Western Liberty Bancorp
Western Liberty Bancorp intends to operate as a “new” Nevada financial institution bank holding company upon receiving regulatory approvals and consummating acquisitions in the banking sector. The company currently has an agreement to purchase Service1st Bank of Nevada. The consummation of the acquisitions are subject to such conditions as are customary for an acquisition of its type, including without limitation, obtaining all applicable governmental and other consents and approvals. The company expects to conduct operations through its wholly-owned banking subsidiaries post-acquisition. Western Liberty expects to provide a full range of traditional community banking services focusing on core commercial business in the form of commercial real estate lending, small business lending, treasury management services, trade finance, consumer loans and a broad range of commercial and consumer depository products. In addition, Western Liberty Bancorp intends to use cash on hand to facilitate additional acquisitions and to fund prudent loan portfolio and deposit base growth.
About Service1st Bank of Nevada
Service1st is a Nevada community bank with approximately $226 million in assets and approximately $186 in deposits as of September 30, 2009. Service1st holds a Nevada bank charter.
Company Contact:
Andrew Nelson
Chief Financial Officer
Western Liberty Bancorp
(212) 445-7800